KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

EXHIBIT 11 – STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Units in millions; Dollars in millions except per unit amounts)

	Three Months Ended June 30,
	2009	2008
Weighted average number of limited partners’ units on which limited partners’ net income per unit is based	277.5	256.7

Calculation of Limited Partners’ interest in Net Income:
Income from Continuing Operations	$323.8	$361.4
Less: General Partner’s interest in Income from Continuing Operations	(232.8)	(195.9)
Limited Partners’ interest in Income from Continuing Operations	91.0	165.5
Add: Limited Partners’ interest in Income from Discontinued Operations	—	0.8
Limited Partners’ interest in Net Income	$91.0	$166.3

Limited Partners’ Net Income per unit:
Income from Continuing Operations	$0.33	$0.64
Income from Discontinued Operations	$—	$0.01
Net Income	$0.33	$0.65

	Six Months Ended June 30,
	2009	2008
Weighted average number of limited partners’ units on which limited partners’ net income per unit is based	273.5	253.9

Calculation of Limited Partners’ interest in Net Income:
Income from Continuing Operations	$587.7	$707.6
Less: General Partner’s interest in Income from Continuing Operations	(456.5)	(383.3)
Limited Partners’ interest in Income from Continuing Operations	131.2	324.3
Add: Limited Partners’ interest in Income from Discontinued Operations	—	1.3
Limited Partners’ interest in Net Income	$131.2	$325.6

Limited Partners’ Net Income per unit:
Income from Continuing Operations	$0.48	$1.28
Income from Discontinued Operations	$—	$—
Net Income	$0.48	$1.28